Exhibit 99.1

COOPER STANDARD ANNOUNCES $25 MILLION SECURITIES REPURCHASE PROGRAM

NOVI, Mich. – November 9, 2012 – Cooper-Standard Holdings Inc. (OTCBB: COSH) (the “Company”), the parent company of Cooper Standard Automotive, announced today that its Board of Directors has approved a securities repurchase program authorizing the Company to repurchase, in the aggregate, up to $25 million of its outstanding common stock, 7% cumulative participating convertible preferred stock or warrants to purchase common stock.

Under the program authorized by the Board of Directors, repurchases may be made on the open market or through private transactions, as determined by the Company’s management and in accordance with prevailing market conditions and Securities and Exchange Commission requirements. The Company expects to fund all repurchases from cash on hand and future cash flows from operations. The Company is not obligated to acquire a particular number of securities, and the program may be discontinued at any time at the Company’s discretion. The Board’s authorization terminates on February 14, 2013.

About Cooper-Standard Holdings Inc.

Cooper-Standard Holdings Inc., headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Cooper Standard’s products include body sealing, thermal and emissions, fluid and anti-vibration systems, and it employs more than 21,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

COSH_F

Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com